UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2008

Rancher Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-51425	98-0422451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999-18th Street, Suite 3400, Denver, Colorado 80202
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (303) 629-1125

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On October 2, 2008, Rancher Energy Corp., a Nevada corporation (the “Company”), entered into Stay Bonus Agreements (the “Agreement”) with Mr. John Works, the Company’s President and Chief Executive Officer and Mr. Richard E. Kurtenbach, the Company’s Chief Accounting Officer. In addition, all of the Company’s employees have entered into stay bonus agreements.

Pursuant to the Agreement, if Mr. Works continues to provide services as President and Chief Executive Officer of the Company until the earlier of: i) a date thirty (30) days after closing of a Transaction (as discussed below); or (ii) a date as determined by the Compensation Committee of the Company’s Board of Directors; and, if the Company refinances the loan obligation owed by the Company to GasRock Capital LLC, the Company will pay an additional seven (7) months of base salary compensation in a one-time lump sum payment of $131,250.00, less payroll taxes and applicable deductions. For purposes of the Agreement, the term “Transaction” means a potential financing or strategic alternative, including the possible sale of the Company.

Pursuant to the Agreement, if Mr. Kurtenbach continues to provide services as Chief Accounting Officer of the Company until the earlier of: i) a date thirty (30) days after closing of a Transaction (as discussed above); or (ii) a date as determined by the Compensation Committee of the Company’s Board of Directors, Mr. Kurtenbach will receive an additional four (4) months of base salary compensation in a one-time lump sum payment of $58,333.33, less payroll taxes and applicable deductions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANCHER ENERGY CORP.

Signature:	/s/ John Works
Name:	John Works
Title:	President and Chief Executive Officer

Dated: October 2, 2008